II

DECEMBER 7, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

FAQs—2015 Estimated Share Valuation and Special Cash Distribution

1. What is the estimated per-share valuation for Behringer Harvard Opportunity REIT II, Inc.?

On November 20, 2015, the Company's board of directors established an estimated per-share value (ESV) of $9.19 for the Company's stock as of October 31, 2015. This is a $0.47 or 5.4% increase compared with the previous adjusted ESV of $8.72. The previous ESV of $9.72—established in November 2014—was adjusted to $8.72 to reflect the $1.00 per share special cash distribution paid to shareholders in March 2015, in accordance with the Company's valuation policy.

The table below illustrates the growth in total value since inception compared with the original purchase price of $10.00 per share:

	October 31, 2015
Share Price	$9.19
Cumulative Regular Distributions[1]	1.19
Special Distributions:	
May 2012	0.50
September 2014	0.50
March 2015	1.00
Total Value	$12.38

[1]Regular distributions paid since inception per weighted average shares outstanding through October 31, 2015. The actual regular distributions a shareholder has received will vary based on the date they invested.

2. On December 7, 2015, the Company announced a $1.50 per share special cash distribution. How will this and future special distributions affect the ESV?

On December 7, 2015, the Company announced a $1.50 per share, or $38.4 million, special cash distribution payable on or about January 5, 2016, to shareholders of record as of December 31, 2015. This special cash distribution represents a portion of the proceeds from recent asset sales. In accordance with the Company's valuation policy, as assets are sold, the ESV will be reduced by the amount of any special cash distributions paid to shareholders. Therefore, the ESV will be adjusted to $7.69 on the December 31, 2015 record date.

3. Why are you providing the ESV?

In accordance with the Company's valuation policy, the Company's board of directors annually establishes an ESV. This ESV reflects the value of the Company's assets and liabilities given market conditions at this current point in time. This estimate is provided solely to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (FINRA) rules with respect to customer account statements.

4. What are the major reasons for the increase in the 2015 ESV compared with the 2014 valuation?

Six of the Company's nine portfolio investments experienced increases in their equity valuations and contributed to the improvement in the ESV. The major factors contributing to the increase in the ESV were:

- The increased value of our participation in the estimated residual profit of the Prospect Park multifamily development in Denver, Colorado, in which we are a mezzanine lender;
- The sale of Wimberly at Deerwood during 2015 for a sales price in excess of its estimated value in the 2014 ESV calculation; and
- Improved operating performance and continued compression of the capitalization rates among our operating multifamily investments.

These increases were partially offset by a decline in the equity values of certain real estate investments due to changes in their local markets.

5. What was the allocation of the 2015 ESV across the Company's various assets and liabilities?

The table below provides a comparison of the allocations of the ESVs for 2015 and 2014.

Allocation of Estimated Share Value
(per-share data)

	Oct. 31, 2015 ESV	Oct. 31, 2014 ESV	Change
Real estate:			
Operating	$13.06	$16.19	$(3.13)
Mezzanine loan investment	0.82	0.53	0.29
Cash and cash equivalents	3.07	2.92	0.15
Restricted cash	0.16	0.17	(0.01)
Notes payable	(7.03)	(8.78)	1.75
Other assets and liabilities	(0.30)	(0.20)	(0.10)
Noncontrolling interests	(0.59)	(1.11)	0.52
Estimated net asset value per share	$9.19	$9.72	$(0.53)
Estimated enterprise value premium	–	–	–
Total estimated value per share	$9.19	$9.72	$(0.53)
Less Special Distribution	–	(1.00)	1.00
Total estimated value per share, as adjusted	**$9.19**	**$8.72**	**$0.47**

For more information about the 2015 ESV, including methodologies used, please refer to the Company's Form 8-K that was filed with the Securities and Exchange Commission (SEC) on December 7, 2015.

6. What is the Company's plan for paying special distributions from the sale of properties?

The Company will continue to consider paying special cash

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

II distributions from time to time from the proceeds of sales of its real estate properties. Among other things, future distribution decisions will be based on the Company’s cash position, forecasted cash needs at any given time and maintaining its REIT tax status. On December 7, 2015, the Company announced that it will pay a $1.50 per share special cash distribution on or about January 5, 2016. Previous special cash distributions were paid as follows: $1.00 per share in March 2015, $0.50 per share in September 2014 and $0.50 per share in May 2012. Following payment of the special distribution in January 2016, the Company will have paid a total of $3.50 per share in special cash distributions since inception. Moreover, it will have paid a total of $120.4 million in regular and special distributions—approximately 45 percent of the capital raised. 7. When can we expect a liquidity event to occur? We expect to dispose of all assets and wind-up operations within the 2017–2018 timeframe, while continuing to make special distributions from time to time. 8. How did the board of directors determine the ESV? The board of directors established the new ESV based on a recommendation from the Company’s Advisor and in consultation with Capright Property Advisors LLC, an independent institutional commercial real estate valuation and consulting firm, which used industry-standard valuation methodologies. In arriving at an estimated value per share, the board reviewed and considered the valuation analyses prepared by the Advisor and Capright. The Advisor presented a report to the board with an estimated per-share value. Capright provided the board an opinion that the resulting “as-is” market value for the Company’s properties, as calculated by the Advisor, and the other assets and liabilities as valued by the Advisor, along with the corresponding net asset value valuation methodologies and assumptions used by the Advisor to arrive at a recommended value of $9.19 per share as of October 31, 2015 were appropriate and reasonable. The board conferred with the Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions. The board, which is responsible for determining the estimated per-share value, considered all information provided in light of its own familiarity with our assets and unanimously approved an estimated value of $9.19 per share. As noted in the Company’s valuation policy, the ESV may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets. The proceeds from such actions could possibly be higher or lower than this point-in-time ESV. For a detailed description of the valuation methodologies used by the Company and other limitations related to the estimated valuation, please refer to our Form 8-K filed with the SEC on December 7, 2015—a copy of which is available without charge at sec.gov or at behringerinvestments.com. 9. How will the new ESV be communicated to shareholders? The new ESV will be immediately reflected in shareholders’ account value when they access their records online. It will also be reflected in the account value on the next investor statement and accompanying notification that will be mailed in January 2016. 2 For Internal Use Only FOR BROKER-DEALER USE ONLY Behringer Harvard Opportunity REIT II, Inc.

FORWARD-LOOKING STATEMENTS Certain statements in this document constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include discussion and analysis of the financial condition of Behringer Harvard Opportunity REIT II, Inc. and our subsidiaries (which may be referred to herein as the “Company,” “we,” “us” or “our”), including our ability to rent space on favorable terms, to address our debt maturities and to fund our liquidity requirements, to sell our assets when we believe advantageous to achieve our investment objectives, our anticipated capital expenditures, the amount and timing of anticipated future special cash distributions to our stockholders, the estimated per-share value of our common stock, and other matters. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described herein and under Item 1A, “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2015 and the following factors: market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our investments are located; the availability of cash flow from operating activities for special distributions, if any; conflicts of interest arising out of our relationships with our Advisor and its affiliates; our ability to retain our executive officers and other key personnel of our Advisor, our property manager and their affiliates; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt; our ability to make accretive investments in a diversified portfolio of assets; future changes in market factors that could affect the ultimate performance of our development or redevelopment projects, including but not limited to construction costs, plan or design changes, schedule delays, availability of construction financing, performance of developers, contractors and consultants and growth in rental rates and operating costs; our ability to secure leases at favorable rental rates; our ability to sell our assets at a price and on a timeline consistent with our investment objectives; unfavorable changes in laws or regulations impacting our business, our assets or our key relationships; and factors that could affect our ability to qualify as a real estate investment trust. Forward-looking statements in this document reflect our management’s view only as of the date of this document, and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by applicable law. We intend for these forward-lookingstatements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act. 3453-1 © 2015 Behringer • Published 12/15 3